                                                                Exhibit 10.38.20

     -----------------------------------------------------------------------

                                 LOAN AGREEMENT

     -----------------------------------------------------------------------

                         CITIZENS BANK OF MASSACHUSETTS
                                   THE LENDER

     -----------------------------------------------------------------------






                             UFP TECHNOLOGIES, INC.
                         MOULDED FIBRE TECHNOLOGY, INC.
                                  THE BORROWER

     -----------------------------------------------------------------------






                                 August 13, 1999

                                TABLE OF CONTENTS


ARTICLE 1 - DEFINITIONS:

ARTICLE 2 - THE REVOLVING CREDIT:
      2-1.     ESTABLISHMENT OF  REVOLVING CREDIT......................................................... 14
      2-2.     ESTABLISHMENT OF ACQUISITION LINE OF CREDIT................................................ 14
      2-3.     LOAN REQUESTS.............................................................................. 15
      2-4.     MAKING OF LOANS UNDER CREDITS.............................................................. 16
      2-5.     THE LOAN ACCOUNT........................................................................... 17
      2-6.     THE REVOLVING CREDIT NOTE.................................................................. 18
      2-7.     THE ACQUISITION CREDIT NOTE................................................................ 18
      2-8.     PAYMENT OF THE LOAN ACCOUNT................................................................ 18
      2-9.     INTEREST RATES. ........................................................................... 19
      2-10.    LINE (UNUSED) FEE.   (a)  ................................................................. 20
      2-11.    PROCEDURES FOR ISSUANCE OF L/C'S........................................................... 20
      2-12.    CHANGED CIRCUMSTANCES...................................................................... 20
      2-13.    INCREASED COSTS............................................................................ 21

ARTICLE 3 - GENERAL REPRESENTATIONS, COVENANTS AND WARRANTIES:
      3-1.     PAYMENT AND PERFORMANCE OF LIABILITIES..................................................... 22
      3-2.     DUE ORGANIZATION - CORPORATE AUTHORIZATION - NO CONFLICTS.................................. 22
      3-3.     DEPOSIT ACCOUNT............................................................................ 23
      3-4.     YEAR 2000 COMPLIANCE....................................................................... 23
      3-5.     TITLE TO ASSETS............................................................................ 24
      3-6.     INDEBTEDNESS............................................................................... 24
      3-7.     INSURANCE POLICIES......................................................................... 24
      3-8.     REQUIREMENTS OF LAW........................................................................ 24
      3-9.     MAINTAIN PROPERTIES........................................................................ 24
      3-10.    PAY TAXES.................................................................................. 25
      3-11.    NO MARGIN STOCK............................................................................ 25
      3-12.    ERISA...................................................................................... 25
      3-13.    HAZARDOUS MATERIALS........................................................................ 26
      3-14.    LITIGATION................................................................................. 26
               LOANS...................................................................................... 27
      3-16.    PROTECTION OF ASSETS....................................................................... 27
      3-17.    AFFILIATE TRANSACTIONS..................................................................... 27
      3-18.    ADEQUACY OF DISCLOSURE..................................................................... 27
      3-19.    OTHER COVENANTS............................................................................ 28

ARTICLE 4 - FINANCIAL REPORTING AND PERFORMANCE COVENANTS:
      4-1.     MAINTAIN RECORDS........................................................................... 28
      4-2.     ACCESS TO RECORDS.......................................................................... 29
      4-3.     QUARTERLY REPORTS.......................................................................... 29
      4-4.     ANNUAL REPORTS............................................................................. 29
      4-5.     OFFICERS' CERTIFICATES..................................................................... 29
      4-6.     ADDITIONAL FINANCIAL INFORMATION........................................................... 30
      4-7.     FINANCIAL PERFORMANCE COVENANTS............................................................ 30





ARTICLE 5 - EVENTS OF DEFAULT:
      5-1.     FAILURE TO PAY CREDITS..................................................................... 31
      5-2.     FAILURE TO MAKE OTHER PAYMENTS............................................................. 31
      5-3.     FAILURE TO PERFORM COVENANT OR LIABILITY (GRACE PERIOD).................................... 31
      5-4.     MISREPRESENTATION.......................................................................... 31
      5-5.     ACCELERATION OF OTHER DEBT. BREACH OF LEASE................................................ 31
      5-6.     DEFAULT UNDER OTHER AGREEMENTS............................................................. 32
      5-7.     UNINSURED CASUALTY LOSS.................................................................... 32
      5-8.     JUDGMENT.  RESTRAINT OF BUSINESS........................................................... 32
      5-9.     BUSINESS FAILURE........................................................................... 32
      5-10.    BANKRUPTCY................................................................................. 32
      5-11.    MATERIAL ADVERSE CHANGE.................................................................... 33
      5-12.    INDICTMENT - FORFEITURE.................................................................... 33
      5-13.    CHANGE IN CONTROL.......................................................................... 33

ARTICLE 6 - RIGHTS AND REMEDIES UPON DEFAULT:
      6-1.     RIGHTS OF ENFORCEMENT...................................................................... 33
      6-2.     RIGHTS AND REMEDIES........................................................................ 33

ARTICLE 7 - NOTICES:
      7-1.     NOTICE ADDRESSES........................................................................... 34
      7-2.     NOTICE GIVEN............................................................................... 35

ARTICLE 8 - TERM:
      8-1.     TERMINATION OF CREDITS..................................................................... 35
      8-2.     PAYMENT S AT MATURITY...................................................................... 36

ARTICLE 9 - GENERAL:
      9-1.     SUCCESSORS AND ASSIGNS..................................................................... 36
      9-2.     SEVERABILITY............................................................................... 36
      9-3.     AMENDMENTS.  COURSE OF DEALING............................................................. 36
      9-4.     LENDER'S COSTS AND EXPENSES................................................................ 37
      9-5.     COPIES AND FACSIMILES...................................................................... 37
      9-6.     MASSACHUSETTS LAW.......................................................................... 37
      9-7.     CONSENT TO JURISDICTION.................................................................... 38
      9-8.     INDEMNIFICATION............................................................................ 38
      9-9.     RULES OF CONSTRUCTION...................................................................... 38
      9-10.    INTENT..................................................................................... 40
      9-11.    RIGHT OF SET-OFF........................................................................... 40
      9-12.    MAXIMUM INTEREST RATE...................................................................... 40
      9-13.    WAIVERS. .................................................................................. 40


                                    EXHIBITS

      2-6               :        Revolving Credit Note
      2-7               :        Acquisition Credit Note
      3-2               :        Related Entities
      3-5               :        Encumbrances
      3-6               :        Indebtedness
      3-7               :        Insurance Policies
      3-10              :        Taxes
      3-14              :        Litigation
      3-15              :        Loans
      4-7               :        Financial Performance Covenants

--------------------------------------------------------------------------------


                                   LOAN AGREEMENT CITIZENS BANK OF MASSACHUSETTS
--------------------------------------------------------------------------------


                                                                 August 13, 1999

          THIS AGREEMENT is made between

               Citizens Bank of Massachusetts (hereinafter, the "Lender") a Massachusetts bank with offices at 28 State Street, Boston, Massachusetts 02109

               and

               UFP Technologies, Inc. (hereinafter, "UFP"), a Delaware corporation with its principal executive offices at 172 East Main Street, Georgetown, Massachusetts 01833

               and

               Moulded Fibre Technology, Inc. (hereinafter, "MFT"), a Maine corporation with its principal executive offices at 301 U.S. Route 1, Scarborough, Maine 04704.

         UFP and MFT shall be referred to herein from time to time jointly and severally as the "Borrower".

in consideration of the mutual covenants contained herein and benefits to be derived herefrom,

                                   WITNESSETH:

ARTICLE 1 - DEFINITIONS:

         As herein used, the following terms have the following meanings or are defined in the section of this Agreement so indicated:

         "ACQUISITION CREDIT":      Is defined in Section 2-2.

          "ACQUISITION CREDIT CEILING":      $10,000,000.00.

          "ACQUISITION CREDIT NOTE":         Is defined in Section 2-7.

          "AFFILIATE": With respect to any two Persons, a relationship in which
               (a) one holds, directly or indirectly, not less than Twenty Five Percent (25%) of the capital stock, beneficial interests, partnership interests, or other equity interests of the other; or
               (b) one has, directly or indirectly, the right, under ordinary circumstances, to vote for the election of a majority of the directors (or other body or Person who has those powers customarily vested in a board of directors of a corporation); or
               (c) not less than Twenty Five Percent (25%) of their respective ownership is directly or indirectly held by the same third Person.

          "APPLICABLE MARGIN" means initially, the rates set forth below:


                      ----------------------------------
                      Prime Margin        Libor Margin
                      ----------------------------------
                      0%                  1.25%
                      ----------------------------------


         Upon the receipt by the Lender of the Borrower's financial statement for the fiscal quarter ending June 30, 1999 required to be delivered to the Lender pursuant to Section 4-3 of this Agreement, the Applicable Margin shall be adjusted based upon the performance covenants set forth below. Thereafter, the Applicable Margin shall be adjusted quarterly after the delivery of the financial statements required to be delivered to the Lender pursuant to Section 4-3 of this Agreement.


-------------------------------------------------------------------------
Total Funded                       Prime Margin            Libor Margin
Debt/EBITDA
-------------------------------------------------------------------------
    greater than 3.0 to 1              0%                      2.00%
-------------------------------------------------------------------------
  less than or equal to 3.0            0%                      1.75%
to 1.0 but greater than 2.5
           to 1.0
-------------------------------------------------------------------------
  less than or equal to 2.5            0%                      1.50%
 to 1.0 but greater than or
     equal to 2.0 to 1.0
-------------------------------------------------------------------------
     less than 2.0 to 1.0              0%                      1.25%
-------------------------------------------------------------------------


          "BANKRUPTCY CODE": Title 11, U.S.C., as amended from time to time.

          "BORROWER": Is defined in the Preamble.

               "BUSINESS DAY": Any day other than (a) a Saturday or Sunday; (b) any day on which banks in Boston, Massachusetts, generally are not open to the general public for the purpose of conducting commercial banking business; or (c) a day on which the Lender is not open to the general public to conduct business.

          "CHANGE IN CONTROL": The occurrence of any of the following:

                    (a) The acquisition, by any group of persons (within the
               meaning of the Securities Exchange Act of 1934, as amended) or by any Person, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) of greater than 50% of the issued and outstanding capital stock of the Borrower having the right, under ordinary circumstances, to vote for the election of directors of the Borrower.

                    (b) More than half of the persons who were directors of the
               Borrower on the first day of any period consisting of Twelve (12) consecutive calendar months (the first of which Twelve (12) month periods commencing with the first day of the month during which this Agreement was executed), cease, for any reason other than death or disability, to be directors of the Borrower.

          "COSTS OF COLLECTION": Includes, without limitation, all attorneys' reasonable fees and reasonable out-of-pocket expenses incurred by the Lender's attorneys, and all reasonable costs incurred by the Lender in the administration of the Liabilities and/or the Loan Documents, which costs and expenses are directly or indirectly related to or in respect of the Lender's: administration and management of the Liabilities; negotiation, documentation, and amendment of any Loan Document; or efforts to preserve, protect, collect, or enforce any collateral, the Liabilities, and/or the Lender's Rights and Remedies and/or any of the Lender's rights and remedies against or in respect of any guarantor or other person liable in respect of the Liabilities (whether or not suit is instituted in connection with such efforts).

          "CREDITS": The Revolving Credit and the Acquisition Credit, collectively.

          "EBITDA": The Borrower's earnings before interest, taxes, depreciation, and amortization, each as determined in accordance with GAAP. As calculated herein, EBITDA shall be calculated on a rolling four quarter basis, including adjusted historical EBITDA for acquired entities.

          "EMPLOYEE BENEFIT PLAN": As defined in ERISA.

          "ENCUMBRANCE": Each of the following:

                    (a) Any security interest, mortgage, pledge, hypothecation, lien, attachment, or charge of any kind (including any agreement to give any of the foregoing); the interest of a lessor under a Capital Lease; conditional sale or other title retention agreement; sale of accounts receivable or chattel paper; or other arrangement pursuant to which any Person is entitled to any preference or priority with respect to the property or assets of another Person or the income or profits of such other Person or which constitutes an interest in property to secure an obligation; each of the foregoing whether consensual or non-consensual and whether arising by way of agreement, operation of law, legal process or otherwise.

                    (b) The filing of any financing statement under the UCC or comparable law of any jurisdiction.

          "END DATE": The date upon which both (a) all Liabilities have been paid in full and (b) all obligations of the Lender to make loans and advances and to provide other financial accommodations to the Borrower hereunder shall have been irrevocably terminated.

               "ENVIRONMENTAL LAWS": All of the following:

                                    (a) Any and all federal, state, local or
               municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements which regulate or relate to, or impose any standard of conduct or liability on account of or in respect to environmental protection matters, including, without limitation, Hazardous Materials, as are now or hereafter in effect.

                                    (b) The common law relating to damage to
               Persons or property from Hazardous Materials.

          "ERISA": The Employee Retirement Security Act of 1974, as amended.

          "ERISA AFFILIATE": Any Person which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended.

          "EVENTS OF DEFAULT": Is defined in Article 5.

          "GAAP": Principles which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made, PROVIDED, HOWEVER, in the event of a Material Accounting Change, then unless otherwise specifically agreed to by the Lender, (a) the Borrower's compliance with the financial performance covenants imposed pursuant to Section 4-7 shall be determined as if such Material Accounting Change had not taken place and (b) the Borrower shall include, with its quarterly, and annual financial statements a schedule, certified by the Borrower's chief financial officer, on which the effect of such Material Accounting Change to the statement with which provided shall be described.

          "HAZARDOUS MATERIALS": Any (a) hazardous materials, hazardous waste, hazardous or toxic substances, petroleum products, which (as to any of the foregoing) are defined or regulated as a hazardous material in or under any Environmental Law and (b) oil in any physical state.

          "INDEBTEDNESS": All indebtedness and obligations of or assumed by any Person on account of or in respect to any of the following:

                    (a) In respect of money borrowed (including any indebtedness which is non-recourse to the credit of such Person but which is secured by an Encumbrance on any asset of such Person) whether or not evidenced by a promissory note, bond, debenture or other written obligation to pay money.

                    (b) In connection with any letter of credit or acceptance
               transaction (including, without limitation, the face amount of all letters of credit and acceptances issued for the account of such Person or reimbursement on account of which such Person would be obligated).

                    (c) In connection with the sale or discount of accounts
               receivable or chattel paper of such Person.

                    (d) On account of deposits or advances. "Indebtedness" also includes:

                    (x) Indebtedness of others secured by an Encumbrance on any asset of such Person, whether or not such Indebtedness is assumed by such Person.

                    (y) Any guaranty, endorsement, suretyship or other
               undertaking pursuant to which that Person may be liable on account of any obligation of any third party.

                    (z) The Indebtedness of a partnership or joint venture in
               which such Person is a general partner or joint venturer.

          "INDEMNIFIED PERSON": Is defined in Section 9-8.

          "INTEREST PAYMENT DATE": With reference to:

                    Each Libor Loan: The last day of the Interest Period
               relating thereto; the last day of the third month of any Interest Period which consists of more than three months; the Termination Date; and the End Date.

                    Each Prime Rate Loan: the first day of each month; the
               Termination Date; and the End Date.

          "INTEREST PERIOD": (a) With respect to each Libor Loan: Subject to
               Subsection (c), below, the period commencing on the date of the making or continuation of, or conversion to, the subject Libor Loan and ending one, two, three, six or twelve months thereafter, as the Borrower may elect by notice (pursuant to Section 2.4(a) to the Lender.

                             (b) With respect to each Prime Rate Loan: Subject
               to Subsection (c), below, the period commencing on the date of the making or continuation of or conversion to such Prime Rate Loan and ending on that date (i) as of which the subject Prime Rate Loan is converted to a Libor Loan, as the Borrower may elect by notice (pursuant to Section 2-4(a) to the Lender, or (ii) on which the subject Prime Rate Loan is paid by the Borrower.

                             (c) The setting of Interest Periods is in all
               instances subject to the following:

                                 (i) Any Interest Period for a Prime Rate Loan
                             which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day.

                                 (ii) Any Interest Period for a Libor Loan which
                             would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless that succeeding Business Day is in the next calendar month, in which event such Interest Period shall end on the last Business Day of the month during which the Interest Period ends.

                                 (iii) Subject to Subsection (iv), below, any
                             Interest Period applicable to a Libor Loan, which Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period ends, shall end on the last Business Day of the month during which that Interest Period ends.

                                 (iv) Any Interest Period which would otherwise
                             end after the Termination Date shall end on the Termination Date.

                                 (v) The number of Interest Periods in effect
                             at any one time is subject to Section 2-9(d) hereof.

          "ISSUER": The Lender as issuer of any L/C.

          "L/C": Any letter of credit, the issuance of which is procured by the Lender for the account of the Borrower and any acceptance made on account of such letter of credit.

          "LEASE": Any lease or other agreement, no matter how styled or structured, pursuant to which the Borrower is entitled to the use or occupancy of any space.

          "LENDER": Is defined in the Preamble to the within Agreement.

          "LENDER'S RIGHTS AND REMEDIES": Is defined in Section 6-2.

          "LIABILITIES" (in the singular, "LIABILITY"):Includes, without limitation, all and each of the following, whether now existing or hereafter arising:

                           (a) Any and all direct and indirect liabilities,
                  debts, and obligations of the Borrower to the Lender, each of every kind, nature, and description.

                           (b) Each obligation to repay any loan, advance,
                  indebtedness, note, obligation, overdraft, or amount now or hereafter owing by the Borrower to the Lender (including all future advances whether or not made pursuant to a commitment by the Lender), whether or not any of such are liquidated, unliquidated, primary, secondary, secured, unsecured, direct, indirect, absolute, contingent, or of any other type, nature, or description, or by reason of any cause of action which the Lender may hold against the Borrower.

                           (c) All notes and other obligations of the Borrower
                  now or hereafter assigned to or held by the Lender, each of every kind, nature, and description.

                           (d) All interest, fees, and charges and other amounts
                  which may be charged by the Lender to the Borrower and/or which may be due from the Borrower to the Lender from time to time.

                           (e) All reasonable costs and expenses incurred or
                  paid by the Lender in respect of any agreement between the Borrower and the Lender or instrument furnished by the Borrower to the Lender (including, without limitation, Costs of Collection, attorneys' reasonable fees, and all court and litigation costs and expenses).

                           (f) Any and all covenants of the Borrower to or with
                  the Lender and any and all obligations of the Borrower to act or to refrain from acting in accordance with any agreement between the Borrower and the Lender or instrument furnished by the Borrower to the Lender.

                           (g) Each of the foregoing as if each reference to the
                  "Lender" therein were to each Affiliate of the Lender.

          "LIBOR BUSINESS DAY": Any day which is both a Business Day and a day on which the principal interbank market for Libor deposits in London in which the Lender participates is open for dealings in United States Dollar deposits.

          "LIBOR LOAN": Any Revolving Credit Loan which bears interest at a
               Libor Rate.

          "LIBOR OFFER RATE": That rate of interest (rounded upwards, if necessary, to the next 1/100 of 1%) determined by the Lender to be the highest prevailing rate per annum at which deposits in U.S. Dollars are offered to the Lender, by first-class banks in the London interbank market in which the Lender participates at or about 10:00AM (Boston Time) Two (2) Libor Business Days before the first day of the Interest Period for the subject Libor Loan, for a deposit approximately in the amount of the subject loan for a period of time approximately equal to such Interest Period.

          "LIBOR MARGIN": See definition of Applicable Margin.

          "LIBOR RATE": That per annum rate (calculated on a 360 day year and actual days elapsed) which is the aggregate of the Libor Offer Rate PLUS the Libor Margin EXCEPT THAT, in the event that it is determined by the Lender that the Lender may be subject to the

               Reserve Percentage, the "Libor Rate" shall mean, with respect to any Libor Loans then outstanding (from the date on which that Reserve Percentage first became applicable to such loans), and with respect to all Libor Loans thereafter made, an interest rate per annum equal the sum of (a) plus (b), where:

                           (a) is the decimal equivalent of the following
                  fraction:

                                LIBOR OFFER RATE
                                ----------------
                           1 minus Reserve Percentage

                           (b) the Applicable Libor Margin.

          "LINE (UNUSED) FEE": Is defined in Section 2-10.

          "LOAN ACCOUNT": Is defined in Section 2-5.

          "LOAN DOCUMENTS": This Agreement, each instrument and document executed and/or delivered as contemplated herein, and each other instrument or document from time to time executed and/or delivered in connection with the arrangements contemplated hereby or in connection with any transaction with the Lender or any Affiliate of the Lender, including, without limitation, any transaction which arises out of any cash management, depository, investment, letter of credit, interest rate protection, or equipment leasing services provided by the Lender or any Affiliate of the Lender, as each may be amended from time to time.

          "LOANS": A term of convenience which refers to so much of the unpaid principal balance of the Loan Account as bears the same rate of interest for the same Interest Period. (SEE Section 2-9(c).

          "MATERIAL ACCOUNTING CHANGE": Any change in GAAP applicable to accounting periods subsequent to the Borrower's fiscal year most recently completed prior to the execution of this Agreement, which change has a material effect on the Borrower's financial condition or operating results, as reflected on financial statements and reports prepared by or for the Borrower, when compared with such condition or results as if such change had not taken place or where preparation of the Borrower's statements and reports in compliance with such change results in the breach of a financial performance covenant imposed pursuant to Section 4-7 where such a breach would not have occurred if such change had not taken place or VISA VERSA.

          "MATERIAL ADVERSE CHANGE": Any event, fact, circumstance, change in, or effect on, the business of, the Borrower which, individually or in the aggregate or on a cumulative basis with any other circumstances, changes in, or effects on, the Borrower or its assets which:

                           (a) Is, or could reasonably be expected to be,
                  materially adverse to the business, operations, assets or liabilities (including, without limitation, contingent liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Borrower.

                           (b) Could reasonably be expected to materially
                  adversely affect the ability of the Borrower to operate or conduct business in all material respects in the manner in which it is currently operated or conducted by the Borrower or to perform its obligations under the Loan Documents .

                           (c) Could reasonably be expected to have a material
                  adverse effect or result in an adverse change in the value, enforceability, collectability or the nature of its assets.

                  "MATURITY DATE": July 31, 2002.

          "PARTICIPANT": Is defined in Section 9-11, hereof.

                  "PERMITTED ENCUMBRANCES": The following:
                           (a)      Encumbrances in favor of the Lender.
                           (b)      Those Encumbrances (if any) listed on
                  EXHIBIT 3-5, annexed hereto.
                           (c) The interest of any of the Borrower's landlords in any of the Borrower's Equipment which is so affixed to the real estate of that landlord that an interest therein arises under real estate law.

                           (d) Any limitation, included in a Lease, upon the
                  right of the Borrower to encumber the Borrower's interest in that Lease.

                           (e) Purchase money security interests (as defined in
                  the UCC) in Equipment.

                           (f) Liens securing the payment of taxes, either not
                  yet overdue or the validity of which are being contested as permitted by Section 3-10; non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower's business to the extent: such liens secure indebtedness which is not overdue or such liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, in each instance prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on the Borrower's books (PROVIDED, HOWEVER, the inclusion of any of the foregoing as "Permitted Encumbrances" shall not affect their respective relative priorities vis a vis the security interests created herein), zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of Borrower as presently conducted thereon or materially impair the value of the real property which may be subject thereto.

          "PERSON": Any natural person, and any corporation, limited liability company, trust, partnership, joint venture, or other enterprise or entity.

          "PRIME": The Prime Rate announced from time to time by the Lender. In the event that the Lender ceases to announce such a rate, "Prime" shall refer to that rate or index announced or published from time to time as the Lender, in good faith, designates as the functional equivalent to said Prime Rate. Any change in "Prime" shall be effective, for purposes of the calculation of interest due hereunder, when such change is made effective generally by the bank on whose rate or index "Prime" is being set. In all events, interest which is determined by reference to Prime (or any successor to Prime) shall be calculated on a 360 day year and actual days elapsed.

          "PRIME MARGIN": See definition of Applicable Margin.

          "PRIME RATE": Prime plus the applicable Prime Margin.

          "PRIME RATE LOAN": Each Loan while bearing interest at Prime plus the applicable Prime Margin.

          "RELATED ENTITY": (a) Any corporation, limited liability company, trust, partnership, joint venture, or other enterprise which: is a parent, brother-sister, subsidiary, or affiliate, of the Borrower; could have such enterprise's tax returns or financial statements consolidated with the Borrower's; could be a member of the same controlled group of corporations (within the meaning of Section 1563(a)(1), (2) and (3) of the Internal Revenue Code of 1986, as amended from time to time) of which the Borrower is a member; controls or is controlled by the Borrower or by any Affiliate of the Borrower.

                                    (b)     Any Affiliate.

          "REQUIREMENT OF LAW": As to any Person:

                           (a)(i) All statutes, rules, regulations, orders, or
                  other requirements having the force of law and (ii) all court orders and injunctions, arbitrator's decisions, and/or similar rulings, in each instance ((i) and (ii)) of or by any federal, state, municipal, and other governmental authority, or court, tribunal, panel, or other body which has or claims jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be responsible.

                           (b) That Person's charter, certificate of
                  incorporation, articles of organization, and/or other organizational documents, as applicable; and (c) that Person's by-laws and/or other instruments which deal with corporate or similar governance, as applicable.

          "RESERVE PERCENTAGE": The decimal equivalent of that rate applicable to the Lender under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement of that Lender with respect to "Eurocurrency liabilities" as defined in such regulations. The Reserve Percentage applicable to a particular Eurodollar Loan shall be based upon that in effect during the subject Interest Period, with changes in the Reserve Percentage which take effect during such Interest Period to take effect (and to consequently change any interest rate determined with reference to the Reserve Percentage) if and when such change is applicable to such loans.

          "REVOLVING CREDIT": Is defined in Section 2-1.

          "REVOLVING CREDIT CEILING": $8,000,000.00.

          "REVOLVING CREDIT NOTE": Is defined in Section 2-6.

          "SENIOR FUNDED DEBT": means total of (i) indebtedness or liability for borrowed money; (ii) obligations as lessee under capital leases; (iii) obligations under letters of credit issued for the account of the Borrower, and (iv) obligations secured by any lien on property owned by the Borrower whether or not the obligations have been assumed by a third party, unless any of the foregoing described in (i) through (iv), above, are subordinated in favor of the Lender on terms and conditions acceptable to the Lender.

          "STATED AMOUNT": The maximum amount for which an L/C may be honored.

          "SUSPENSION EVENT": Any occurrence, circumstance, or state of facts which (a) is an Event of Default; or (b) would become an Event of Default if any requisite notice were given and/or any requisite period of time were to run and such occurrence, circumstance, or state of facts were not absolutely cured within any applicable grace period.

         "TERMINATION DATE": The earliest of (a) the Maturity Date; or (b) the occurrence of any event described in Section 5-9 hereof; or
                  (c) date set by notice by the Lender to the Borrower, which notice sets the Termination Date on account of the occurrence of any Event of Default other than as described in Section 5-9 hereof.

          "TOTAL FUNDED DEBT": means all borrowed money as reflected in the Borrower's consolidated financial statements.

          "UCC": The Uniform Commercial Code as presently in effect in Massachusetts (Mass. Gen. Laws, Ch. 106).

          "YEAR 2000 COMPLIANT": Computer applications, imbedded microchips, and other systems and subsystems which properly recognize and perform their intended function without any adverse effect on account of their respective inability to recognize certain dates prior to, on, and after December 31, 1999 or on account of their treating any date prior to, on, or after December 31, 1999 other than as the specific date in question.

ARTICLE 2 - THE REVOLVING CREDIT:
         2-1.     ESTABLISHMENT OF  REVOLVING CREDIT.

                  (a) The Lender hereby establishes a revolving line of credit (the "REVOLVING CREDIT") in the Borrower's favor pursuant to which the Lender, subject to, and in accordance with, this Agreement, shall make loans and advances and otherwise provide financial accommodations to and for the account of the Borrower as provided herein. The amount available for borrowing under the Revolving Credit may be repaid and reborrowed but shall not at any time exceed the the Revolving Credit Ceiling.

                  (b) The proceeds of borrowings under the Revolving Credit shall be used solely for working capital purposes of the Borrower and in to cover the honoring of L/C's.

         2-2.     ESTABLISHMENT OF ACQUISITION LINE OF CREDIT.

                  (a) The Lender hereby establishes an acquisition line of credit (the "ACQUISITION CREDIT") in the Borrower's favor pursuant to which the Lender, subject to, and in accordance with, this Agreement, shall make loans and advances and otherwise provide financial accommodations to and for the account of the Borrower as provided herein. The amount available for borrowing under the Acquisition Credit may be repaid and reborrowed but shall not exceed the Acquisition Credit Ceiling. Mandatory repayments of the Acquisition Credit shall also be made in accordance with subsection (c), below.

                  (b) The proceeds of borrowings under the Acquisition Credit shall be used solely for financing of acquisitions of property, plant or equipment, or any business or businesses to be acquired.

                  (c) Principal payments shall be made within nine (9) months of any borrowing under the Acquisition Credit in accordance with a term facility to be subject to such repayment terms and grant of collateral, if the grant of collateral is otherwise required under subparagraph (d), below, as may be agreed upon between the Lender and the Borrower.

                  (d) If any quarterly or annual financial statements furnished by the Borrower pursuant to Section 4-3 or 4-4, below reflect the ratio of Senior Funded Debt to EBITDA in excess of 2.5 to 1.0 at any time the Borrower shall promptly grant to the Lender a security interest in assets satisfactory to the Lender and the Borrower to secure the Acquisition Credit. If, thereafter, in a subsequent quarter or year end, the Borrower's financial statements furnished in accordance with Section 4-3 or 4-4, below evidence the ratio of Senior Funded Debt to EBITDA of less than 2.5 to 1.0, and provided that no Event of Default is then occurring, the Lender will release such security interests upon the request of the Borrower.

         2-3.     LOAN REQUESTS.

                  (a) Subject to the provisions of this Agreement, a loan or advance under the Credits duly and timely requested by the Borrower shall be made pursuant hereto, PROVIDED THAT the Credits have not been suspended as provided in Section 2-4(h).

                  (b) Requests for loans and advances under the Credits may be requested by the

Borrower in such manner as may from time to time be acceptable to the Lender.

                  (c) Subject to the provisions of this Agreement, the Borrower may request a Loan and elect an interest rate and Interest Period to be applicable to Loan by giving the Lender notice no later than the following:

                           (i) If such Loan is or is to be converted to a Prime Rate Loan: By 11:30AM on the Business Day on which the subject Loan is to be made or is to be so converted. Prime Rate Loans requested by the Borrower, other than those resulting from the conversion of a Libor Loan, shall not be less than $10,000.00.

                           (ii) If such Loan is, or is to be continued as, or converted to, a Libor Loan: By 1:00PM Three (3) Libor Business Days before the end of the then applicable Interest Period. Libor Loans and conversions to Libor Loans shall each be not less than $250,000.00 and in increments of $50,000.00 in excess of such minimum.

                           (iii) Any Libor Loan which matures while a Suspension Event is extant shall be converted, at the option of the Lender to a Prime Rate Loan notwithstanding any notice from the Borrower that such Loan is to be continued as a Libor Loan.

                  (d) Any request for a Loan or for the conversion of a Loan which is made after the applicable deadline therefor, as set forth above, shall be deemed to have been made at the opening of business on the then next Business Day or Libor Business Day, as applicable. Each request for a Loan or for the conversion of a Loan shall be made in such manner as may from time to time be acceptable to the Lender

                  (e) The Borrower may request that the Lender cause the issuance of L/C's for the account of the Borrower as provided in Section 2-11.

                  (f) The Lender may rely on any request for a loan or advance, or other financial accommodation under the Credits which the Lender, in good faith, believes to have been made by a Person duly authorized to act on behalf of the Borrower and may decline to make any such requested loan or advance, or issuance, or to provide any such financial accommodation pending the Lender's being furnished with such documentation concerning that Person's authority to act as may be satisfactory to the Lender.

                  (g) A request by the Borrower for loan or advance, or other financial accommodation under the Credits shall be irrevocable and shall constitute certification by the Borrower that as of the date of such request, each of the following is true and correct:

                           (i) There has been no Material Adverse Change since the most recent financial information furnished Lender pursuant to this Agreement.

                           (ii) The Borrower is in compliance with, and has not breached any of, its covenants contained in this Agreement.

                           (iii) Each representation which is made herein or in any of the Loan

         Documents (defined below) is then true and complete as of and as if made on the date of such request.

                           (iv) No Suspension Event is then extant.

              (h) Upon the occurrence from time to time of any Suspension Event:
                           (i)   The Lender may suspend the Credits immediately.
                           (ii) The Lender shall not be obligated, during such suspension, to make any loans or advance, or to provide any financial accommodation hereunder or to seek the issuance of any L/C.

                           (iii) The Lender may suspend the right of the Borrower to request any Libor Loan or to convert any Prime Rate Loan to a Libor Loan.

         2-4. MAKING OF LOANS UNDER CREDITS.

              (a) A loan or advance under the Credits shall be made by the transfer of the proceeds of such loan or advance to an operating account with the Lender or as otherwise instructed by the Borrower.

              (b) A loan or advance shall be deemed to have been made under the Credits (and the Borrower shall be indebted to the Lender for the amount thereof immediately) at the following:

                           (i) The Lender's initiation of the transfer of the proceeds of such loan or advance in accordance with the Borrower's instructions (if such loan or advance is of funds requested by the Borrower).

                           (ii) The charging of the amount of such loan to the Loan Account (in all other circumstances).

              (c) There shall not be any recourse to or liability of the Lender, on account of:

                           (i) Any delay in the making of any loan or advance requested under the Credits.

                           (ii) Any delay in the proceeds of any such loan or advance constituting collected funds.

                           (iii) Any delay in the receipt, and/or any loss, of funds which constitute a loan or advance under the Credits, the wire transfer of which was properly initiated by the Lender in accordance with wire instructions provided to the Lender by the Borrower.

         2-5.     THE LOAN ACCOUNT.

                  (a) An account ("LOAN ACCOUNT") shall be opened on the books of the Lender. A record may be kept in the Loan Account of all loans made under or pursuant to this Agreement and of all payments thereon.

                  (b) The Lender may also keep a record (either in the Loan Account or elsewhere, as the Lender may from time to time elect) of all interest, fees, service charges, costs, expenses, and other debits owed the Lender on account of the Liabilities and of all credits against such amounts so owed.

                  (c) All credits against the Liabilities shall be conditional upon final payment to the Lender of the items giving rise to such credits. The amount of any item credited against the Liabilities which is charged back against the Lender for any reason or is not so paid shall be a Liability and shall be added to the Loan Account, whether or not the item so charged back or not so paid is returned.

                  (d) Except as otherwise provided herein, all fees, service charges, costs, and expenses for which the Borrower is obligated hereunder are payable on demand. The Lender, without the request of the Borrower, may advance under the Credits any interest, fee, service charge, or other payment to which the Lender is entitled from the Borrower pursuant hereto and may charge the same to the Loan Account and shall bear interest at the Prime Rate.

                  (e) Any statement rendered by the Lender to the Borrower concerning the Liabilities shall be considered correct and accepted by the Borrower and shall be conclusively binding upon the Borrower unless the Borrower provides the Lender with written objection thereto within twenty (20) days from the mailing of such statement, which written objection shall indicate, with particularity, the reason for such objection. The Loan Account and the Lender's books and records concerning the loan arrangement contemplated herein and the Liabilities shall be prima facie evidence and proof of the items described therein.

         2-6. THE REVOLVING CREDIT NOTE. The obligation to repay loans and advances under the Revolving Credit, with interest as provided herein, shall be evidenced by a note (the "REVOLVING CREDIT NOTE") in the form of EXHIBIT 2-6, annexed hereto, executed by the Borrower. Neither the original nor a copy of the Revolving Credit Note shall be required, however, to establish or prove any Liability. In the event that the Revolving Credit Note is ever lost, mutilated, or destroyed, the Borrower shall execute a replacement thereof and deliver such replacement to the Lender.

         2-7. THE ACQUISITION CREDIT NOTE. The obligation to repay loans and advances under the Acquisition Credit, with interest as provided herein, shall be evidenced by a note (the "ACQUISITION CREDIT NOTE") in the form of EXHIBIT 2-7, annexed hereto, executed by the Borrower. Neither the original nor a copy of the Acquisition Credit Note shall be required, however, to establish or prove any Liability. In the event that the Acquisition Credit Note is ever lost, mutilated, or destroyed, the Borrower shall execute a replacement thereof and deliver such replacement to the Lender.

         2-8.     PAYMENT OF THE LOAN ACCOUNT.

                  (a) The Borrower may repay all or any portion of the principal balance of the Loan Account from time to time until the Termination Date. Unless notified otherwise by the Borrower, such payments shall be applied first to Prime Rate Loans and only then to Libor Loans

                  (b) The Lender shall endeavor to cause those application of payments (if any), pursuant to Sections 2-8(a) and 2-8(b) against Libor Loans then outstanding in such manner as results in the least cost to the Borrower, but shall not have any affirmative obligation to do so nor liability on account of the Lender's failure to have done so. In no event shall action or inaction taken by the Lender excuse the Borrower from any indemnification obligation under Section 2-8(e).

                  (c) The Borrower shall repay the then entire unpaid balance of the Loan Account and all other Liabilities on the Termination Date.

                  (d) The Borrower shall indemnify the Lender and hold the Lender harmless from and against any loss, cost or expense (including loss of anticipated profits) which the Lender may sustain or incur (including, without limitation, by virtue of acceleration after the occurrence of any Event of Default) as a consequence of the following:

                           (i) Default by the Borrower in payment of the principal amount of or any interest on any Libor Loan as and when due and payable, including any such loss or expense arising from interest or fees payable by the Lender to lenders of funds obtained by it in order to maintain its Libor Loans

                           (ii) Default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a request for a Loan or a request to convert a Loan from one applicable interest rate to another.

                           (iii) The making of any payment on a Libor Loan or the making of any conversion of any such Loan to a Prime Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by the Lender to lenders of funds obtained by it in order to maintain any such Loans as "breakage fees" (so-called).

         2-9.     INTEREST RATES.

                  (a) Each Loan shall bear interest at the Prime Rate unless timely notice is given (as provided in Section 2-4(a)) that the subject Loan (or a portion thereof) is, or is to be converted to, a Libor Loan.

                  (b) Each Loan which consists of a Libor Loan shall bear interest at the applicable Libor Rate.

                  (c) Subject to the provisions hereof, the Borrower, by notice to the Lender, may cause all or a part of the unpaid principal balance of the Loan Account to bear interest at the Prime Rate or the Libor Rate as specified from time to time by the Borrower. For ease of reference and administration, each part of the Loan Account which bears interest at the same interest and for the same Interest Period is referred to herein as if it were a separate " Loan".

                  (d) The Borrower shall not select, renew, or convert any interest rate for a Loan such that, in addition to interest at the Prime Rate, there is more than ten (10) Libor Rates applicable to the Loans at any one time.

                  (e) The Borrower shall pay accrued and unpaid interest on each Loan in arrears as follows:
                           (i) On the applicable Interest Payment Date for that Loan.
                           (ii)     On the Termination Date and on the End Date.
                           (iii) Following the occurrence of any Event of Default, with such frequency as may be determined by the Lender.

                  (f) Following the occurrence of any Event of Default (and whether or not the Lender exercises the Lender's rights on account thereof), all Loans shall bear interest, at the option of the Lender at rate which is the aggregate of the Prime Rate PLUS Two Percent (2%) per annum.

         2-10.    LINE (UNUSED) FEE.

                  (a) The Borrower shall pay the Lender a REVOLVING LINE (UNUSED) FEE (so referred to herein) in arrears, on the first day of each quarter (and on the Termination Date). The Line (Unused) Fee shall be equal to 0.25% per annum of the average difference, during the quarter just ended (or relevant period with respect to the payment being made on the Termination Date) between the Revolving Credit Ceiling and the unpaid principal balance of the Loan Account attributable to the Revolving Credit.

                  (b) Commencing August 1, 2000, the Borrower shall pay the Lender an ACQUISITION LINE (UNUSED) FEE (so referred to herein) in arrears, on the first day of each quarter (and on the Termination Date). The Line (Unused) Fee shall be equal to 0.25% per annum of the average difference, during the quarter just ended (or relevant period with respect to the payment being made on the Termination Date) between the Acquisition Credit Ceiling and the unpaid principal balance of the Loan Account and any other promissory notes attributable to the Acquisition Credit.

         2-11.    PROCEDURES FOR ISSUANCE OF L/C'S.

         The Borrower may request that the Lender issue L/C's for the account of the Borrower. Each such request shall be in such manner as may from time to time be acceptable to the Lender. The Lender may issue any L/C so requested by the Borrower, PROVIDED THAT, at the time that the request is made, the Credits have not been suspended as provided in Section 2-4(h) and if so issued:

                  (a) The aggregate Stated Amount of all L/C's then outstanding, does not exceed an amount to be determined by the Lender.

                  (b) The expiry of the L/C is not later than a date approved by the Lender. (c) The Borrower shall execute such additional documents and any such fees as may be established by the Lender in connection with the issuance of any L/C.

         2-12.    CHANGED CIRCUMSTANCES.

                  (a) The Lender may give the Borrower notice of the occurrence of the following:
                           (i). The Lender shall have determined in good faith (which determination shall be final and conclusive) on any day on which the rate for a Libor Loan would otherwise be set, that adequate and fair means do not exist for ascertaining such rate.
                           (ii). The Lender shall have determined in good faith (which determination shall be final and conclusive) that:

                                (A) The continuation of or conversion of any
                  Loan to a Libor Loan has been made impracticable or unlawful by the occurrence of a contingency that materially and adversely affects the applicable market or compliance by the Lender in good faith with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any governmental authority charged with the interpretation or administration thereof or with any request or directive of any such governmental authority (whether or not having the force of law).

                                (B) The indices on which the interest rates for
                  Libor Loans are based shall no longer represent the effective cost to the Lender for U.S. dollar deposits in the interbank market for deposits in which it regularly participates.

                  (b) In the event that the Lender gives the Borrower notice of an occurrence described in Section 2-12(a), then, until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer apply:

                           (i) The obligation of the Lender to make Libor Loans of the type affected by such changed circumstances or to permit the Borrower to select the affected interest rate as otherwise applicable to any Loans shall be suspended.

                           (ii) Any notice which the Borrower had given the Lender with respect to any Libor Loan, the time for action with respect to which has not occurred prior to the Lender's having given notice pursuant to Section 2-12(a), shall be deemed at the option of the Lender to not having been given.

         2-13. INCREASED COSTS. If, as a result of any requirement of law, or of the interpretation or application thereof by any court or by any governmental or other authority or entity charged with the administration thereof, whether or not having the force of law, which:

                  (a) subjects the Lender to any taxes or changes the basis of taxation, or increases any existing taxes, on payments of principal, interest or other amounts payable by the Borrower to the Lender under this Agreement (except for taxes on the Lender's overall net income or capital imposed by the jurisdiction in which the Lender's principal or lending offices are located);

                  (b) imposes, modifies or deems applicable any reserve, cash margin, special deposit or similar requirements against assets held by, or deposits in or for the account of or loans by or any other acquisition of funds by the relevant funding office of the Lender;

                  (c). imposes on the Lender any other condition with respect to any Loan Document; or

                  (d) imposes on the Lender a requirement to maintain or allocate capital in relation to the Liabilities;
and the result of any of the foregoing, in the Lender's reasonable opinion, is to increase the cost to the Lender of making or maintaining any loan, advance or financial accommodation or to reduce the income receivable by the Lender in respect of any loan, advance or financial accommodation by an amount which the Lender deems to be material, then upon the Lender's giving written notice thereof, from time to time, to the Borrower (such notice to set out in reasonable detail the facts giving rise to and a summary calculation of such increased cost or reduced income), the Borrower shall forthwith pay to the Lender , upon receipt of such notice, that amount which shall compensate the Lender for such additional cost or reduction in income.

ARTICLE 3 - GENERAL REPRESENTATIONS, COVENANTS AND WARRANTIES:

         To induce the Lender to establish the loan arrangement contemplated herein and to make loans and advances and to provide financial accommodations under the Credits (each of which loans shall be deemed to have been made in reliance thereupon) the Borrower, in addition to all other representations, warranties, and covenants made by the Borrower in any other Loan Document, makes those representations, warranties, and covenants included in this Agreement.

         3-1.     PAYMENT AND PERFORMANCE OF LIABILITIES.

                  The Borrower shall pay each Liability when due (or when demanded if payable on demand) and shall promptly, punctually, and faithfully perform each other Liability.

         3-2.     DUE ORGANIZATION - CORPORATE AUTHORIZATION - NO CONFLICTS.

                  (a) UFP presently is and shall hereafter remain in good standing as a Delaware corporation. MFT presently is and shall hereafter remain in good standing as a Maine corporation. The Borrower is and shall hereafter remain duly qualified and in good standing in every other State in which, by reason of the nature or location of the Borrower's assets or operation of the Borrower's business, such qualification may be necessary. The Borrower is not an "Investment Company" withing the meaning of the Investment Company Act.

                  (b) Each Related Entity is listed on EXHIBIT 3-2, annexed hereto. Each Related Entity is and shall hereafter remain in good standing in the State in which incorporated and is and shall hereafter remain duly qualified in which other State in which, by reason of that entity's assets or the operation of such entity's business, such qualification may be necessary. The Borrower shall provide the Lender with prior written notice of any entity's becoming or ceasing to be a Related Entity.

                  (c) The Borrower shall not change its State of incorporation nor its taxpayer identification number.

                  (d) The Borrower has all requisite corporate power and authority to execute and deliver all Loan Documents to which the Borrower is a party and has and will hereafter retain all requisite corporate power to perform all Liabilities.

                  (e) The execution and delivery by the Borrower of each Loan Document to which it is a party; the Borrower's consummation of the transactions contemplated by such Loan Documents (including, without limitation, the creation of security interests by the Borrower as contemplated hereby); the Borrower's performance under those of the Loan Documents to which it is a party; the borrowings hereunder; and the use of the proceeds thereof:

                           (i) Have been duly authorized by all necessary corporate action.
                           (ii) Do not, and will not, contravene in any material respect any provision of any Requirement of Law or obligation of the Borrower.

                           (iii) Will not result in the creation or imposition of, or the obligation to create or impose, any Encumbrance upon any assets of the Borrower pursuant to any Requirement of Law or obligation, except pursuant to the Loan Documents.

                  (f) The Loan Documents have been duly executed and delivered by Borrower and are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

         3-3. DEPOSIT ACCOUNT. In order to permit the Lender to monitor the Borrower's financial condition and compliance with this Agreement, the Borrower shall maintain its primary deposit account with the Lender.

         3-4.     YEAR 2000 COMPLIANCE.

                  (a) The Borrower has (i) undertaken a detailed inventory, review, and assessment of all areas within its business and operations that could be adversely affected by the failure of the Borrower to be Year 2000 Compliant on a timely basis; (ii) developed a detailed plan and timeline for becoming Year 2000 Compliant on a timely basis; and (iii) to date, implemented that plan in accordance with that timetable in all material respects. The Borrower reasonably anticipates that it will be Year 2000 Compliant on a timely basis.

         3-5. TITLE TO ASSETS. The Borrower is, and shall hereafter remain, the owner its assets free and clear of all Encumbrances with the exceptions of Permitted Encumbrances, which include those Encumbrances described on EXHIBIT 3-5, annexed hereto.

         3-6. INDEBTEDNESS. The Borrower does not and shall not hereafter have any Indebtedness with the exceptions of:

                  (a) Any Indebtedness to the Lender .

                  (b) The Indebtedness (if any) listed on EXHIBIT 3-6, annexed hereto.

         3-7. INSURANCE POLICIES.

              (a) EXHIBIT 3-7, annexed hereto, is a schedule of all insurance policies owned by the Borrower or under which the Borrower is the named insured. Each of such policies is in full force and effect. Neither the issuer of any such policy nor the Borrower is in default or violation of any such policy.

              (b) The Borrower shall have and maintain at all times insurance covering such risks, in such amounts, containing such terms, in such form, for such periods, and written by such companies as may be satisfactory to the Lender
 . The coverage reflected on EXHIBIT 3-7 presently satisfies the foregoing requirements, it being recognized by the Borrower, HOWEVER, that such requirements may change hereafter to reflect changing circumstances.

         3-8. REQUIREMENTS OF LAW. The Borrower is in compliance with, and shall hereafter comply with and use its assets in compliance with, all Requirements of Law. The Borrower has not received any notice of any violation of any Requirement of Law (whether or not such violation is material), which violation has not been cured or otherwise remedied.

         3-9. MAINTAIN PROPERTIES. The Borrower shall:

              (a) Keep its assets in good order and repair (ordinary reasonable wear and tear and insured casualty excepted).

              (b) Not suffer or cause the waste or destruction of any material part of its assets.

              (c) Not use any of its assets in violation of any policy of insurance thereon.

              (d) Except in the ordinary course of business, not sell, lease, or otherwise dispose of any of its assets, other than the following:

                  (i)   The sale of Inventory in compliance with this Agreement.

                  (ii) The disposal of Equipment which is obsolete, worn out, or damaged beyond repair, which Equipment is replaced to the extent necessary to preserve or improve the operating efficiency of the Borrower.

         3-10. PAY TAXES.

                  (a) Except as disclosed on EXHIBIT 3-10, there are no examinations of or with respect to the Borrower presently being conducted by the Internal Revenue Service or any other taxing authority.

                  (b) The Borrower has, and hereafter shall: pay, as they become due and payable, all taxes and unemployment contributions and other charges of any kind or nature levied, assessed or claimed against the Borrower or its assets by any person or entity whose claim could result in an Encumbrance upon any asset of the Borrower or by any governmental authority; properly exercise any trust responsibilities imposed upon the Borrower by reason of withholding from employees' pay or by reason of the Borrower's receipt of sales tax or other funds for the account of any third party; timely make all contributions and other payments as may be required pursuant to any Employee Benefit Plan now or hereafter established by the Borrower; and timely file all tax and other returns and other reports with each governmental authority to whom the Borrower is obligated to so file PROVIDED, HOWEVER, the Borrower may timely contest in good faith and by appropriate proceedings, any amount which it is obligated to pay as provided in this Section 3-10(b), but only if and for so long as no lien on any of its assets is filed with respect to any such amount.

         3-11. NO MARGIN STOCK. Except for credit extended under the Borrower's option plans, the Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulations U, T, and X of the Board of Governors of the Federal Reserve System of the United States). No part of the proceeds of any borrowing hereunder will be used at any time to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

         3-12. ERISA. Neither the Borrower nor any ERISA Affiliate ever has or hereafter shall:

              (a) Violate or fail to be in full compliance with the Borrower's Employee Benefit Plan.

              (b) Fail timely to file all reports and filings required by ERISA to be filed by the Borrower.

              (c) Engage in any "prohibited transactions" or "reportable events" (respectively as described in ERISA).

              (d) Engage in, or commit, any act such that a tax or penalty could be imposed upon the Borrower on account thereof pursuant to ERISA.

              (e) Accumulate any material funding deficiency within the meaning of ERISA. (f) Terminate any Employee Benefit Plan such that a lien could be asserted against any assets of the Borrower on account thereof pursuant to ERISA.

              (g) Be a member of, contribute to, or have any obligation under any Employee Benefit Plan which is a multiemployer plan within the meaning of
Section 4001(a) of ERISA.

         3-13.    HAZARDOUS MATERIALS.
                  (a)  The Borrower has never:

                       (i) Been legally responsible for any release or threat of release of any Hazardous Material.

                       (ii) Received notification of any release or threat of release of any Hazardous Material from any site or vessel occupied or operated by the Borrower and/or of the incurrence of any expense or loss in connection with the assessment, containment, or removal of any release or threat of release of any Hazardous Material from any such site or vessel.

                  (b)  The Borrower shall:

                       (i) Dispose of any Hazardous Material only in compliance with all Environmental Laws.

                       (ii) Not store on any site or vessel occupied or operated by the Borrower and not transport or arrange for the transport of any Hazardous Material, except if such storage or transport is in the ordinary course of the Borrower's business and is in compliance with all Environmental Laws.

                  (c) The Borrower shall provide the Lender with written notice upon the Borrower's obtaining knowledge of any incurrence of any expense or loss by any governmental authority or other Person in connection with the assessment, containment, or removal of any Hazardous Material, for which expense or loss the Borrower may be liable.

         3-14. LITIGATION. Except as described in EXHIBIT 3-14, annexed hereto, there is not presently pending or threatened by or against the Borrower any suit, action, proceeding, or investigation which, if determined adversely to the Borrower, would result in a Material Adverse Change.

         3-15. LOANS. The Borrower shall not make any loans or advances to, nor acquire the Indebtedness of, any Person, PROVIDED, HOWEVER, the foregoing does not prohibit any of the following:

               (a) Advance payments made to the Borrower's suppliers in the ordinary course.

               (b) Advances to the Borrower's officers, employees, and salespersons with respect to reasonable expenses to be incurred by such officers, employees, and salespersons for the benefit of the Borrower, which expenses are properly substantiated by the person seeking such advance and properly reimbursable by the Borrower.

               (c) Loans which in the aggregate do not exceed $50,000.00 of outstanding at any time.

               (d) Loans described on EXHIBIT 3-15, annexed hereto.

         3-16. PROTECTION OF ASSETS. The Lender, in the Lender's discretion, and from time to time, may discharge any tax or Encumbrance on any of its assets, or take any other action that the Lender may deem necessary or desirable to repair, insure, maintain, preserve, collect, or realize upon any of its assets. The Lender shall not have any obligation to undertake any of the foregoing and shall have no liability on account of any action so undertaken except where there is a specific finding in a judicial proceeding (in which the Lender has had an opportunity to be heard), from which finding no further appeal is available, that the Lender had acted in actual bad faith or in a grossly negligent manner. The Borrower shall pay to the Lender, on demand, or the Lender, in its discretion, may add to the Loan Account, all amounts paid or incurred by the Lender pursuant to this section. The obligation of the Borrower to pay such amounts is a Liability.

         3-17. AFFILIATE TRANSACTIONS. The Borrower shall not make any payment, nor give any value to any Related Entity except for goods and services actually purchased by the Borrower from, or sold by the Borrower to, such Related Entity for a price and on terms which shall

               (a) be competitive and fully deductible as an "ordinary and necessary business expense" and/or fully depreciable under the Internal Revenue Code of 1986 and the Treasury Regulations, each as amended; and

               (b) no be less favorable from those which would have been charged in an arms length transaction.

         3-18. ADEQUACY OF DISCLOSURE.

               (a) All financial statements furnished to the Lender by the Borrower have been prepared in accordance with GAAP consistently applied and present fairly the condition of the Borrower at the date(s) thereof and the results of operations and cash flows for the period(s) covered. There has been no change in the financial condition, results of operations, or cash flows of the Borrower since the date(s) of such financial statements, other than changes in the ordinary course of business, which changes have not been materially adverse, either singularly or in the aggregate.

               (b) The Borrower does not have any contingent obligations or obligation under any Lease or Capital Lease which is not noted in the Borrower's financial statements furnished to the Lender prior to the execution of this Agreement.

               (c) No document, instrument, agreement, or paper now or hereafter given the Lender by or on behalf of the Borrower in connection with the execution of this Agreement by the Lender contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein not misleading. There is no fact known to the Borrower which has, or which, in the foreseeable future could have result in a Material Adverse Change which has not been disclosed in writing to the Lender.

         3-19. OTHER COVENANTS. The Borrower shall not indirectly do or cause to be done any act which, if done directly by the Borrower, would breach any covenant contained in this Agreement.

ARTICLE 4 - FINANCIAL REPORTING AND PERFORMANCE COVENANTS:

          4-1. MAINTAIN RECORDS. The Borrower shall:

               (a) At all times, keep proper books of account, in which full, true, and accurate entries shall be made of all of the Borrower's transactions, all in accordance with GAAP applied consistently with prior periods to fairly reflect the financial condition of the Borrower at the close of, and its results of operations for, the periods in question.

               (b) Timely provide the Lender with those financial reports, statements, and schedules required by this Article 4 or otherwise, each of which reports, statements and schedules shall be prepared, to the extent applicable, in accordance with GAAP applied consistently with prior periods to fairly reflect the financial condition of the Borrower at the close of, and its results of operations for, the period(s) covered therein.

               (c) At all times, retain independent certified public accountants who are reasonably satisfactory to the Lender and instruct such accountants to fully cooperate with, and be available to, the Lender to discuss the Borrower's financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Lender.

         4-2. ACCESS TO RECORDS. The Borrower shall accord the Lender and the Lender's representatives with access from time to time upon forty-eight (48) hours prior notice from the Lender, prior to the occurrence of any Event of Default and thereafter without notice, as the Lender and such representatives may require to all properties owned by or over which the Borrower has control. The Lender and the Lender's representatives shall have the right, and the Borrower will permit the Lender and such representatives from time to time as the Lender and such representatives may request, to examine, inspect, copy, and make extracts from any and all of the Borrower's books, records, electronically stored data, papers, and files. The Borrower shall make all of the Borrower's copying facilities available to the Lender.

         4-3. QUARTERLY REPORTS. Quarterly, within Forty Five (45) days following the end of each of the Borrower's fiscal quarters, the Borrower shall provide the Lender with an original counterpart of a management prepared financial statement of the Borrower for the period from the beginning of the Borrower's then current fiscal year through the end of the subject quarter, with comparative information for the same period of the previous fiscal year, which statement shall include, at a minimum, a balance sheet, income statement, statement of changes in shareholders' equity, and cash flows and comparisons for the corresponding quarter of the then immediately previous year.

         4-4. ANNUAL REPORTS.

              (a) Annually, within ninety (90) days following the end of the Borrower's fiscal year, the Borrower shall furnish the Lender with an original signed counterpart of the Borrower's annual financial statement, which statement shall have been prepared by, and bear the unqualified opinion of, the Borrower's independent certified public accountants (i.e. said statement shall be "certified" by such accountants). Such annual statement shall include, at a minimum (with comparative information for the then prior fiscal year) a balance sheet, income statement, statement of changes in shareholders' equity, and cash flows.

              (b) Each annual statement shall be accompanied by such accountant's Certificate indicating that, in the preparation of such annual statement, such accountants did not conclude that any Suspension Event had occurred during the subject fiscal year (or if one or more had occurred, the facts and circumstances thereof).

         4-5. OFFICERS' CERTIFICATES. The Borrower shall cause the Borrower's Chief Financial Officer to provide such Person's Certificate with those quarterly and annual statements to be furnished pursuant to this Agreement, which Certificate shall:

              (a) Indicate that the subject statement was prepared in accordance with GAAP consistently applied and presents fairly the financial condition of the Borrower at the close of, and the results of the Borrower's operations and cash flows for, the period(s) covered, SUBJECT, HOWEVER to the following:

                  (i) usual year end adjustments (this exception shall not be included in the Certificate which accompanies such annual statement).

                  (ii) Material Accounting Changes (in which event, such Certificate shall include a schedule (in reasonable detail) of the effect of each such Material Accounting Change) not previously specifically taken into account in the determination of the financial performance covenant imposed pursuant to Section 4-7.

              (b) Indicate either that (i) no Suspension Event has occurred or
(ii) if such an event has occurred, its nature (in reasonable detail) and the steps (if any) being taken or contemplated by the Borrower to be taken on account thereof.

              (c) Include calculations concerning the Borrower's compliance (or failure to comply) at the date of the subject statement with each of the financial performance covenants included in Section 4-7 hereof.

         4-6. ADDITIONAL FINANCIAL INFORMATION.

              (a) In addition to all other information required to be provided pursuant to this Article 4, the Borrower promptly shall provide the Lender, with such other and additional information concerning the Borrower, its assets, the operation of the Borrower's business, and the Borrower's financial condition, including original counterparts of financial reports and statements, as the Lender may from time to time reasonably request from the Borrower.

              (b) The Borrower may provide the Lender, from time to time hereafter, with updated projections of the Borrower's anticipated performance and operating results.

              (c) In all events, annually, within ninety (90) days following the end of the Borrower's fiscal year, the Borrower shall furnish the Lender with an updated and extended projection which shall go out at least through the end of the then next fiscal year.

         4-7. FINANCIAL PERFORMANCE COVENANTS. The Borrower shall observe and comply with those financial performance covenants set forth on EXHIBIT 4-7, annexed hereto. Compliance with such financial performance covenants shall be made as if no Material Accounting Changes had been made (other than any Material Accounting Changes specifically taken into account in the setting of such covenants). The Lender may determine the Borrower's compliance with such covenants based upon financial reports and statements provided by the Borrower to the Lender (whether or not such financial reports and statements are required to be furnished pursuant to this Agreement) as well as by reference to interim financial information provided to, or developed by, the Lender.

ARTICLE 5 - EVENTS OF DEFAULT:

         The occurrence of any event described in this Article 5 respectively shall constitute an "EVENT OF DEFAULT" herein. Upon the occurrence of any Event of Default described in Section 5-9, any and all Liabilities shall become due and payable without any further act on the part of the Lender. Upon the occurrence of any other Event of Default, any and all Liabilities shall become immediately due and payable, at the option of the Lender and without notice or demand. The occurrence of any Event of Default shall also constitute, without notice or demand, a default under all other agreements between the Lender and the Borrower and instruments and papers given the Lender by the Borrower, whether such agreements, instruments, or papers now exist or hereafter arise.

         5-1. FAILURE TO PAY CREDITS. The failure by the Borrower to pay any amount within three (3) business days of when due under the Credits.

         5-2. FAILURE TO MAKE OTHER PAYMENTS. The failure by the Borrower to pay within three (3) business days of when due(or within three (3) business days of demand, if payable on demand) any payment Liability other than under the Credits.

         5-3. FAILURE TO PERFORM COVENANT OR LIABILITY (GRACE PERIOD). The failure by the Borrower, upon Thirty (30) days written notice by the Lender , to cure the Borrower's failure to promptly, punctually and faithfully perform, discharge, or comply with any covenant or Liability not described in Sections 5-1 or 5-2 hereof.

         5-4. MISREPRESENTATION. Any representation or warranty at any time made by the Borrower to the Lender, was not true or complete in all material respects when given.

         5-5. ACCELERATION OF OTHER DEBT. BREACH OF LEASE. The occurrence of any event such that any Indebtedness in excess of $50,000.00 to any creditor other than the Lender has been accelerated.

         5-6. DEFAULT UNDER OTHER AGREEMENTS. The occurrence of any breach or default under any agreement between the Lender and the Borrower or instrument or paper given the Lender by the Borrower, whether such agreement, instrument, or paper now exists or hereafter arises (notwithstanding that the Lender may not have exercised its rights upon default under any such other agreement, instrument or paper).

         5-7. UNINSURED CASUALTY LOSS. The occurrence of any uninsured loss, theft, damage, or destruction of or to any material portion of the Borrower's assets.

         5-8. JUDGMENT. RESTRAINT OF BUSINESS.

              (a) The service of process upon the Lender or any Participant seeking to attach, by trustee, mesne, or other process, any of the Borrower's funds in excess of $50,000.00 on deposit with, or assets of the Borrower in the possession of, the Lender or such Participant.

              (b) The entry of any judgment against the Borrower in excess of $50,000.00, which judgment is not satisfied (if a money judgment) or appealed from (with execution or similar process stayed) within fifteen (15) days of its entry.

         5-9. BUSINESS FAILURE. Any act by, against, or relating to the Borrower, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee, or other person, pursuant to court action or otherwise, over all, or any part of the Borrower's property; the granting of any trust mortgage or execution of an assignment for the benefit of the creditors of the Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for the Borrower; the offering by or entering into by the Borrower of any composition, extension, or any other arrangement seeking relief from or extension of the debts of the Borrower; or the initiation of any judicial or non-judicial proceeding or agreement by, against, or including the Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors; and/or the initiation by or on behalf of the Borrower of the liquidation or winding up of all or any part of the Borrower's business or operations.

         5-10. BANKRUPTCY. The failure by the Borrower to generally pay the debts of the Borrower as they mature; adjudication of bankruptcy or insolvency relative to the Borrower; the entry of an order for relief or similar order with respect to the Borrower in any proceeding pursuant to the Bankruptcy Code or any other federal bankruptcy law; the filing of any complaint, application, or petition by the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure; the filing of any complaint, application, or petition against the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure, which complaint, application, or petition is not timely contested in good faith by the Borrower by appropriate proceedings or, if so contested, is not dismissed within sixty
(60) days of when filed.

         5-11. MATERIAL ADVERSE CHANGE. The occurrence of any Material Adverse Change.

         5-12. INDICTMENT - FORFEITURE. The indictment of, or institution of any legal process or proceeding against, the Borrower, under any federal, state, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law where the relief, penalties, or remedies sought or available include the forfeiture of any property of the Borrower and/or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by the Borrower of its business in the ordinary course.

         5-13.    CHANGE IN CONTROL.        Any Change in Control.

ARTICLE 6 - RIGHTS AND REMEDIES UPON DEFAULT:

         In addition to all of the rights, remedies, powers, privileges, and discretions which the Lender is provided prior to the occurrence of an Event of Default, the Lender shall have the following rights and remedies upon the occurrence of any Event of Default and at any time thereafter. No stay which otherwise might be imposed pursuant to Section 362 of the Bankruptcy Code or otherwise shall stay, limit, prevent, hinder, delay, restrict, or otherwise prevent the Lender's exercise of any of such rights and remedies.

          6-1. RIGHTS OF ENFORCEMENT. The Lender shall have the right to exercise all or any of the rights, remedies, powers, privileges, and discretions under all or any of the Loan Documents.

         6-2. RIGHTS AND REMEDIES. The rights, remedies, powers, privileges, and discretions of the Lender hereunder (herein, the " LENDER'S RIGHTS AND REMEDIES") shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No delay or omission by the Lender in exercising or enforcing any of the Lender's Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by the Lender of any Event of Default or of any default under any other agreement shall operate as a waiver of any other default hereunder or under any other agreement. No single or partial exercise of any of the Lender's Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Lender and any person, at any time, shall preclude the other or further exercise of the Lender 's Rights and Remedies. No waiver by the Lender of any of the Lender's Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. All of the Lender's Rights and Remedies and all of the Lender's rights, remedies, powers, privileges, and discretions under any other agreement or transaction are cumulative, and not alternative or exclusive, and may be exercised by the Lender at such time or times and in such order of preference as the Lender in its sole discretion may determine. The Lender's Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Liabilities.

ARTICLE 7 - NOTICES:

         7-1. NOTICE ADDRESSES. All notices, demands, and other communications made in respect of this Agreement (other than a request for a loan or advance or other financial accommodation under the Credits) shall be made to the following addresses, each of which may be changed upon seven (7) days written notice to all others given by certified mail, return receipt requested:

If to the Lender:

                                    Citizens Bank of Massachusetts
                                    28 State Street
                                    Boston, Massachusetts 02108
                                    Attention   :  Mr. Randall L. Kutch
                                                   Vice President
                                    Fax         :  617 725-5693

         WITH A COPY TO:

                                    Riemer & Braunstein LLP
                                    Three Center Plaza
                                    Boston, Massachusetts  02108
                                    Attention   :  Robert E. Paul, Esquire
                                    Fax         :  617 880-3456

If to the Borrower:

                                    UFP Technologies, Inc.
                                    172 East Main Street
                                    Georgetown, Massachusetts 01833

                                    Attention   :  Mr. Ronald Lataille
                                    Fax         :  978 352-5616

         WITH A COPY TO:            Lynch, Brewer, Hoffman & Sands, LLP
                                    101 Federal Street
                                    Boston, Massachusetts 02110
                                    Attention   : Owen B. Lynch, Esquire
                                    Fax:        :617 951-0811

         7-2.     NOTICE GIVEN.

                  (a) Except as otherwise specifically provided herein, notices shall be deemed made and correspondence received, as follows (all times being local to the place of delivery or receipt):

                           (i) By mail: the sooner of when actually received or Three (3) days following deposit in the United States mail, postage prepaid.

                           (ii) By recognized overnight express delivery: the Business Day following the day when sent.

                           (iii) By Hand: If delivered on a Business Day after 9:00 AM and no later than Three (3) hours prior to the close of customary business hours of the recipient, when delivered.

         Otherwise, at the opening of the then next Business Day.

                           (iv) By Facsimile transmission (which must include a header on which the party sending such transmission is indicated): If sent on a Business Day after 9:00 AM and no later than Three (3) hours prior to the close of customary business hours of the recipient, one
         (1) hour after being sent. Otherwise, at the opening of the then next Business Day.

                  (b) Rejection or refusal to accept delivery and inability to deliver because of a changed address or Facsimile Number for which no due notice was given shall each be deemed receipt of the notice sent.

ARTICLE 8 - TERM:

         8-1.     TERMINATION OF CREDITS.

                  (a) The Credits shall remain in effect (subject to suspension as provided in Section 2-3(h) hereof) until the Termination Date.

                  (b) On the Termination Date, the Borrower shall pay the Lender (whether or not then due), in immediately available funds, the then entire balance of the Loan Account; all accrued and unpaid interest thereon; any payments due on account of the indemnification obligations included in Section 2-8(e);and shall make such arrangements concerning any L/C's then outstanding are reasonably satisfactory to the Lender.

         8-2. PAYMENT S AT MATURITY Until all payments due under this Agreement have been paid or provided for in accordance with Section 8-1, all provisions of this Agreement, other than those contained in Article 2 which place an obligation on the Lender to make any loans or advances or to provide financial accommodations under the Credits or otherwise, shall remain in full force and effect until all Liabilities shall have been paid in full.

ARTICLE 9 - GENERAL:

         9-1. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the Borrower and the Borrower's representatives, successors, and assigns and shall enure to the benefit of the Lender and the Lender's successors and assigns. In the event that the Lender assigns or transfers its rights under this Agreement, the assignee shall thereupon succeed to and become vested with all rights, powers, privileges, and duties of the Lender hereunder and the Lender shall thereupon be discharged and relieved from its duties and obligations hereunder.

         9-2. SEVERABILITY. Any determination that any provision of this Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

         9-3.     AMENDMENTS.  COURSE OF DEALING.

                  (a) This Agreement and the other Loan Documents incorporate all discussions and negotiations between the Borrower and the Lender, either express or implied, concerning the matters included herein and in such other instruments, any custom, usage, or course of dealings to the contrary notwithstanding. No such discussions, negotiations, custom, usage, or course of dealings shall limit, modify, or otherwise affect the provisions thereof. No failure by the Lender to give notice to the Borrower of the Borrower's having failed to observe and comply with any warranty or covenant included in any Loan Document shall constitute a waiver of such warranty or covenant or the amendment of the subject Loan Document. No change made by the Lender in the manner by which Availability is determined shall obligate the Lender to continue to determine Availability in that manner.

                  (b) The Borrower may undertake any action otherwise prohibited hereby, and may omit to take any action otherwise required hereby, upon and with the express prior written consent of the Lender. No consent, modification, amendment, or waiver of any provision of any Loan Document shall be effective unless executed in writing by or on behalf of the party to be charged with such modification, amendment, or waiver (and if such party is the Lender, then by a duly authorized officer thereof). Any modification, amendment, or waiver provided by the Lender shall be in reliance upon all representations and warranties theretofore made to the Lender by or on behalf of the Borrower and consequently may be rescinded in the event that any of such representations or warranties was not true and complete in all material respects when given.

         9-4.     LENDER'S COSTS AND EXPENSES.

                  (a) The Borrower shall pay on demand all Costs of Collection and all reasonable expenses of the Lender in connection with the preparation, execution, and delivery of this Agreement and of any other Loan Documents, whether now existing or hereafter arising, and all other reasonable expenses which may be incurred by the Lender in preparing or amending this Agreement and all other agreements, instruments, and documents related thereto, or otherwise incurred with respect to the Liabilities, and all costs and expenses of the Lender which relate to the credit facility contemplated hereby.

                  (b) The Borrower authorizes the Lender to pay all such fees and expenses and in the Lender's discretion, to add such reasonable fees and expenses to the Loan Account.

                  (c) The undertaking on the part of the Borrower in this
Section 9-4 shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Lender in favor of the Borrower, other than a termination, release, or discharge which makes specific reference to this
Section 9-4.

         9-5. COPIES AND FACSIMILES. This Agreement and all documents which relate thereto, which have been or may be hereinafter furnished the Lender may be reproduced by the Lender by any photographic, microfilm, xerographic, digital imaging, or other process, and the Lender may destroy any document so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). Any facsimile which bears proof of transmission shall be binding on the party which or on whose behalf such transmission was initiated and likewise shall be so admissible in evidence as if the original of such facsimile had been delivered to the party which or on whose behalf such transmission was received.

         9-6. MASSACHUSETTS LAW. This Agreement and all rights and obligations hereunder, including matters of construction, validity, and performance, shall be governed by the laws of The Commonwealth of Massachusetts.

         9-7. CONSENT TO JURISDICTION.

              (a) The Borrower agrees that any legal action, proceeding, case, or controversy against the Borrower with respect to any Loan Document may be brought in the Superior Court of Suffolk County Massachusetts. By execution and delivery of this Agreement, the Borrower, for itself and in respect of its property, accepts, submits, and consents generally and unconditionally, to the jurisdiction of the aforesaid courts.

              (b) The Borrower agrees that any action commenced by the Borrower asserting any claim or counterclaim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in the Superior Court of Suffolk County, sitting in Boston, Massachusetts, and that such Courts shall have exclusive jurisdiction with respect to any such action.

         9-8. INDEMNIFICATION. The Borrower shall indemnify, defend, and hold the Lender and any employee, officer, or agent of the Lender (each, an "INDEMNIFIED PERSON") harmless of and from any claim brought or threatened against any Indemnified Person by the Borrower, or any other Person (as well as from attorneys' reasonable fees and expenses in connection therewith) on account of the relationship of the Borrower with the Lender (each of claims which may be defended, compromised, settled, or pursued by the Indemnified Person with counsel of the Lender's selection, but at the expense of the Borrower) other than any claim as to which a final determination is made in a judicial proceeding (in which the Lender and any other Indemnified Person has had an opportunity to be heard), which determination includes a specific finding that the Indemnified Person seeking indemnification had acted in a grossly negligent manner or in actual bad faith. This indemnification shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Lender in favor of the Borrower, other than a termination, release, or discharge which makes specific reference to this Section 9-8.

         9-9. RULES OF CONSTRUCTION. The following rules of construction shall be applied in the interpretation, construction, and enforcement of this Agreement and of the other Loan Documents:

              (a) Words in the singular include the plural and words in the plural include the singular.

              (b) Titles, headings (indicated by being UNDERLINED or shown in Small Capitals) and any Table of Contents are solely for convenience of reference; do not constitute a part of the instrument in which included; and do not affect such instrument's meaning, construction, or effect.

              (c) The words "includes" and "including" are not limiting.

              (d) Text which follows the words "including, without limitation" (or similar words) is illustrative and not limitational.

              (e) Except where the context otherwise requires or where the relevant subsections are joined by "or", compliance with any Section or provision of any Loan Document which constitutes a warranty or covenant requires compliance with all subsections (if any) of that Section or provision. Except where the context otherwise requires, compliance with any warranty or covenant of any Loan Document which includes subsections which are joined by "or" may be accomplished by compliance with any of such subsections.

              (f) Text which is shown in ITALICS, shown in BOLD, shown IN ALL CAPITAL LETTERS, or in any combination of the foregoing, shall be deemed to be conspicuous.

              (g) The words "may not" are prohibitive and not permissive.

              (h) The word "or" is not exclusive.

              (i) Any reference to a Person's "knowledge" (or words of similar import) are to such Person's knowledge assuming that such Person has undertaken reasonable and diligent investigation with respect to the subject of such "knowledge" (whether or not such investigation has actually been undertaken).

              (j) Terms which are defined in one section of any Loan Document are used with such definition throughout the instrument in which so defined.

              (k) The symbol "$" refers to United States Dollars.

              (l) Unless limited by reference to a particular Section or provision, any reference to "herein", "hereof", or "within" is to the entire Loan Document in which such reference is made.

              (m) References to "this Agreement" or to any other Loan Document is to the subject instrument as amended to the date on which application of such reference is being made.

              (n) Except as otherwise specifically provided, all references to time are to Boston time.

              (o) In the determination of any notice, grace, or other period of time prescribed or allowed hereunder:

                  (i) Unless otherwise provided (I) the day of the act, event, or default from which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included unless such last day is not a Business Day, in which event the last day of the relevant period shall be the then next Business Day and
         (II) the period so computed shall end at 5:00 PM on the relevant Business Day.

                  (ii) The word "from" means "from and including".
                  (iii) The words "to" and "until" each mean "to, but excluding".
                  (iv) The word "through" means "to and including".

              (p) The Loan Documents shall be construed and interpreted in a harmonious manner and in keeping with the intentions set forth in Section 9-9 hereof, PROVIDED, HOWEVER, in the event of any inconsistency between the provisions of this Agreement and any other Loan Document, the provisions of this Agreement shall govern and control.

         9-10. INTENT. It is intended that:

               (a) This Agreement take effect as a sealed instrument.

               (b) All reasonable costs and expenses incurred by the Lender in connection with the Lender's relationship(s) with the Borrower shall be borne by the Borrower.

         9-11. RIGHT OF SET-OFF. Any and all deposits or other sums at any time credited by or due to the Borrower from the Lender or any participant (a "PARTICIPANT") in the credit facility contemplated hereby or any from any Affiliate of the Lender or any Participant and any cash, securities, instruments or other property of the Borrower in the possession of the Lender any Participant or any such Affiliate, whether for safekeeping or otherwise (regardless of the reason such Person had received the same) shall at all times constitute security for all Liabilities and for any and all obligations of the Borrower to the Lender or any Participant or any such Affiliate and may be applied or set off against the Liabilities and against such obligations at any time after the occurrence of an Event of Default.

         9-12. MAXIMUM INTEREST RATE. Regardless of any provision of any Loan Document, the Lender shall never be entitled to contract for, charge, receive, collect, or apply as interest on any Liability, any amount in excess of the maximum rate imposed by applicable law. Any payment which is made which, if treated as interest on a Liability would result in such interest's exceeding such maximum rate shall be held, to the extent of such excess, as collateral for the Liabilities.

         9-13. WAIVERS.

               (a) The Borrower make each of the waivers included in Section 9-13(b), below, knowingly, voluntarily, and intentionally, and understands that the Lender, in entering into the financial arrangements contemplated hereby and in providing loans and other financial accommodations to or for the account of the Borrower as provided herein, whether not or in the future, is relying on such waivers.

               (b) THE BORROWER WAIVES THE FOLLOWING:

                   (i) Except as otherwise specifically required hereby, notice of non-payment, demand, presentment, protest and all forms of demand and notice, both with respect to the Liabilities and its assets.

                   (ii) THE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE LENDER IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE LENDER OR IN WHICH THE LENDER IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY

         ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN THE BORROWER OR ANY OTHER PERSON AND THE LENDER (AND THE LENDER LIKEWISE WAIVES THE RIGHT TO A JURY IN ANY TRIAL OF ANY SUCH CASE OR CONTROVERSY).

                   (iii) Any claim to consequential, special, or punitive damages.

                                                         UFP TECHNOLOGIES, INC.
                                                                   ("BORROWER")

                                            By_________________________________

                                    Print Name:________________________________

                                         Title:________________________________

                                                 MOULDED FIBRE TECHNOLOGY, INC.
                                                                   ("BORROWER")

                                            By_________________________________

                                    Print Name:________________________________

                                         Title:________________________________

                                                 CITIZENS BANK OF MASSACHUSETTS
                                                                     ("LENDER")

                                            By_________________________________

                                    Print Name:________________________________

                                         Title:________________________________